UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2010

Cott Corporation

(Exact name of registrant as specified in its charter)

Canada	001-31410	98-0154711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V1H6

5519 West Idlewild Avenue Tampa, Florida, United States	33634
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (905) 672-1900 (813) 313-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On or about April 1, 2010, Cott Corporation (the “Company”) furnished or otherwise made available to shareowners its Proxy Circular describing the matters to be voted upon at the Annual and Special Meeting of Shareowners (the “Meeting”) to be held on Tuesday, May 4, 2010, including the proposal to approve its 2010 Equity Incentive Plan (the “Plan”). Following the Company’s review of the recently published analysis of this proposal by RiskMetrics Group-Canada (“RiskMetrics”) and in order to facilitate shareowner approval of the Plan, the Company’s Board of Directors (the “Board”) adopted a corporate policy on April 28, 2010, effective upon shareowner approval of the Plan, to address the issues identified by RiskMetrics.

Specifically, such policy provides that the Board or the Human Resources and Compensation Committee of the Board may not, without further shareowner approval: (A) grant awards under the Plan that would result in the issuance of more than 4,000,000 shares in the aggregate; (B) grant equity to non-employee directors in an amount equal to the lesser of (i) 1% of the Company’s issued and outstanding common shares; and (ii) an annual equity award value of $100,000 per non-employee director; (C) grant options under the Plan that are freely transferable or assignable (other than for normal estate settlement purposes); (D) extend the term of awards that benefit non-insiders; or (E) amend the restriction described in clause (B) above.

RiskMetrics has subsequently issued a favorable voting recommendation as to the Plan.

A copy of the press release announcing the above mentioned policy is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Cott Corporation, dated April 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cott Corporation
(Registrant)
April 28, 2010
	By:	/s/ Marni Morgan Poe
Marni Morgan Poe
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Cott Corporation, dated April 28, 2010.